Exhibit 99.01

414 Nicollet Mall
April 25, 2019	Minneapolis, MN 55401

XCEL ENERGY
FIRST QUARTER 2019 EARNINGS REPORT

•	GAAP 2019 first quarter earnings per share were $0.61 compared with $0.57 per share in 2018.

•	Xcel Energy reaffirms 2019 earnings guidance of $2.55 to $2.65.

MINNEAPOLIS — Xcel Energy Inc. (NASDAQ: XEL) today reported 2019 first quarter GAAP and ongoing earnings of $315 million, or $0.61 per share, compared with $291 million, or $0.57 per share in the same period in 2018.

Earnings reflect higher electric and natural gas margins due to regulatory rate outcomes and favorable weather which were partially offset by higher depreciation, operating and maintenance and interest expenses.

“We are off to a good start with strong first quarter earnings and are on track to deliver earnings within our 2019 guidance range,” said Ben Fowke, chairman, president and CEO of Xcel Energy.

“In addition, we are making strides toward our ambitious vision to deliver 100% carbon-free electricity to customers by 2050 and have already reduced carbon emissions to our customers by 38% since 2005,” said Fowke. “Our wind energy expansion is key to achieving those clean energy targets, and we have marked another milestone with approval to build the Cheyenne Ridge Wind farm in Colorado. The 500-megawatt project is part of our steel-for-fuel strategy that will help us continue to keep bills low, build on our clean energy leadership and provide economic benefits for the region.”

At 9:00 a.m. CDT today, Xcel Energy will host a conference call to review financial results. To participate in the call, please dial- in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	(720) 452-9217
International Dial-In:	(888) 221-3881
Conference ID:	5739981

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com. To access the presentation, click on Investor Relations. If you are unable to participate in the live event, the call will be available for replay from 1:00 p.m. CDT on April 25 through 11:00 p.m. CDT on April 28.

Replay Numbers
US Dial-In:	(888) 203-1112
International Dial-In:	(719) 457-0820
Access Code:	5739981

Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including the 2019 EPS guidance, long-term EPS and dividend growth rate, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: changes in environmental laws and regulations; climate change and other weather, natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; ability of subsidiaries to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices; costs of potential regulatory penalties; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; fuel costs; and employee work force and third party contractor factors.

For more information, contact:

Paul Johnson, Vice President, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy Media Relations	(612) 215-5300
Xcel Energy internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended March 31
	2019	2018
Operating revenues
Electric	$2,325	$2,270
Natural gas	794	662
Other	22	19
Total operating revenues	3,141	2,951

Operating expenses
Electric fuel and purchased power	914	932
Cost of natural gas sold and transported	479	375
Cost of sales — other	10	8
Operating and maintenance expenses	597	557
Conservation and demand side management expenses	72	71
Depreciation and amortization	433	383
Taxes (other than income taxes)	150	145
Total operating expenses	2,655	2,471

Operating income	486	480

Other income	4	1
Equity earnings of unconsolidated subsidiaries	9	6
Allowance for funds used during construction — equity	20	23

Interest charges and financing costs
Interest charges — includes other financing costs of $6 and $6, respectively	189	171
Allowance for funds used during construction — debt	(10)	(11)
Total interest charges and financing costs	179	160

Income before income taxes	340	350
Income taxes	25	59
Net income	$315	$291

Weighted average common shares outstanding:
Basic	515	509
Diluted	516	509

Earnings per average common share:
Basic	$0.61	$0.57
Diluted	0.61	0.57

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Non-GAAP Financial Measures

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as certain non-GAAP financial measures such as electric margin, natural gas margin, ongoing earnings and ongoing diluted EPS.  Generally, a non-GAAP financial measure is a measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are adjusted from measures calculated and presented in accordance with GAAP. Xcel Energy’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation, and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures.

Electric and Natural Gas Margins
Electric margin is presented as electric revenues less electric fuel and purchased power expenses. Natural gas margin is presented as natural gas revenues less the cost of natural gas sold and transported. Expenses incurred for electric fuel and purchased power and the cost of natural gas are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues. Management believes electric and natural gas margins provide the most meaningful basis for evaluating our operations because they exclude the revenue impact of fluctuations in these expenses. These margins can be reconciled to operating income, a GAAP measure, by including other operating revenues, cost of sales - other, O&M expenses, conservation and demand side management (DSM) expenses, depreciation and amortization and taxes (other than income taxes).

Earnings Adjusted for Certain Items (Ongoing Earnings and Ongoing Diluted EPS)
GAAP diluted EPS reflects the potential dilution that could occur if securities or other agreements to issue common stock (i.e., common stock equivalents) were settled. The weighted average number of potentially dilutive shares outstanding used to calculate Xcel Energy Inc.’s diluted EPS is calculated using the treasury stock method. Ongoing earnings reflect adjustments to GAAP earnings (net income) for certain items. Ongoing diluted EPS is calculated by dividing the net income or loss of each subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period. Ongoing diluted EPS for each subsidiary is calculated by dividing the net income or loss of such subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period.

We use these non-GAAP financial measures to evaluate and provide details of Xcel Energy’s core earnings and underlying performance. We believe these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. For the three months ended March 31, 2019 and 2018, there were no such adjustments to GAAP earnings and therefore GAAP earnings equal ongoing earnings for these periods.

Note 1. Earnings Per Share Summary

The following summarizes diluted EPS for Xcel Energy:

	Three Months Ended March 31
Diluted Earnings (Loss) Per Share	2019	2018
Public Service Company of Colorado (PSCo)	$0.27	$0.26
NSP-Minnesota	0.22	0.22
Southwestern Public Service Company (SPS)	0.10	0.07
NSP-Wisconsin	0.05	0.06
Equity earnings of unconsolidated subsidiaries	0.01	0.01
Regulated utility	0.65	0.62
Xcel Energy Inc. and other	(0.04)	(0.05)
Total	$0.61	$0.57

PSCo — First quarter 2019 earnings increased $0.01 per share, reflecting higher electric and natural gas margins primarily due to favorable weather. Higher margins were partially offset by increased depreciation expense, O&M expenses, interest charges and decreased allowance for funds used during construction (AFUDC). Changes in depreciation expense and AFUDC are primarily driven by the Rush Creek wind project (placed in-service in late 2018). Depreciation was also impacted by additional amortization of the prepaid pension asset resulting from a tax reform settlement.

NSP-Minnesota — First quarter 2019 earnings were consistent with 2018. Higher electric margins were driven by a step rate increase in Minnesota, impacts of tax reform regulatory outcomes in both North and South Dakota (approximately $5 million) and favorable weather, offset by increased O&M expenses and depreciation expense.

SPS — First quarter 2019 earnings increased by $0.03 per share. Higher electric margins reflecting a regulatory settlement which included impacts on tax reform in New Mexico (approximately $10 million), sales growth and higher AFUDC (related to the Hale County wind project) were partially offset by higher O&M expenses, depreciation expense and interest expense.

NSP-Wisconsin — First quarter 2019 earnings decreased by $0.01 per share, largely due to higher O&M expenses.

Xcel Energy Inc. and other — Xcel Energy Inc. and other primarily includes financing costs at the holding company.

Components significantly contributing to the changes in 2019 EPS compared with the same period in 2018:

Diluted Earnings (Loss) Per Share	Three Months Ended March 31
GAAP and ongoing diluted EPS — 2018	$0.57

Components of change — 2019 vs. 2018
Higher electric margins	0.11
Lower ETR (a)	0.06
Higher natural gas margins	0.04
Higher depreciation and amortization	(0.07)
Higher O&M expenses	(0.06)
Higher interest charges	(0.03)
Higher taxes (other than income taxes)	(0.01)
Other (net)	—
GAAP and ongoing diluted EPS — 2019	$0.61

(a) Includes flow back of PTCs to customers, which are offset in revenue.

Note 2. Regulated Utility Results

Estimated Impact of Temperature Changes on Regulated Earnings — Unusually hot summers or cold winters increase electric and natural gas sales, while mild weather reduces electric and natural gas sales. The estimated impact of weather on earnings is based on the number of customers, temperature variances and the amount of natural gas or electricity historically used per degree of temperature. Weather deviations from normal levels can affect Xcel Energy’s financial performance.

Degree-day or Temperature-Humidity Index (THI) data is used to estimate amounts of energy required to maintain comfortable indoor temperature levels based on each day’s average temperature and humidity. Heating degree-days (HDD) is the measure of the variation in the weather based on the extent to which the average daily temperature falls below 65° Fahrenheit. Cooling degree-days (CDD) is the measure of the variation in the weather based on the extent to which the average daily temperature rises above 65° Fahrenheit. Each degree of temperature above 65° Fahrenheit is counted as one CDD, and each degree of temperature below 65° Fahrenheit is counted as one HDD. In Xcel Energy’s more humid service territories, a THI is used in place of CDD, which adds a humidity factor to CDD. HDD, CDD and THI are most likely to impact the usage of Xcel Energy’s residential and commercial customers. Industrial customers are less sensitive to weather.

Normal weather conditions are defined as either the 20-year or 30-year average of actual historical weather conditions. The historical period of time used in the calculation of normal weather differs by jurisdiction, based on regulatory practice. To calculate the impact of weather on demand, a demand factor is applied to the weather impact on sales. Extreme weather variations, windchill and cloud cover may not be reflected in weather-normalized estimates.

There was no impact on sales for the first quarter of 2019 due to THI or CDD. Percentage change in normal and actual HDD:

	Three Months Ended March 31
	2019 vs. Normal	2018 vs. Normal	2019 vs. 2018
HDD	10.5%	0.3%	8.8%

Weather — Estimated impact of temperature variations on EPS compared with normal weather conditions:

	Three Months Ended March 31
	2019 vs. Normal	2018 vs. Normal	2019 vs. 2018
Retail electric	$0.018	$0.003	$0.015
Firm natural gas	0.017	0.003	0.014
Total (excluding decoupling)	$0.035	$0.006	$0.029
Decoupling – Minnesota	(0.005)	(0.002)	(0.003)
Total (adjusted for decoupling)	$0.030	$0.004	$0.026

Sales Growth (Decline) — Sales growth (decline) for actual and weather-normalized sales in 2019 compared to the same period in 2018:

	Three Months Ended March 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	2.9%	2.6%	5.0%	2.3%	3.0%
Electric commercial and industrial	0.6	(1.1)	4.3	(2.3)	0.6
Total retail electric sales	1.4	—	4.3	(0.9)	1.3
Firm natural gas sales	16.3	7.8	N/A	2.5	12.4

	Three Months Ended March 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	0.3%	0.3%	3.5%	0.3%	0.7%
Electric commercial and industrial	0.1	(1.4)	4.6	(2.5)	0.5
Total retail electric sales	0.2	(0.9)	4.4	(1.7)	0.5
Firm natural gas sales	4.4	—	N/A	(2.4)	2.5

Weather-normalized Electric Sales Growth (Decline)

•
PSCo — Higher residential sales growth reflects customer additions, partially offset by lower use per customer. Commercial and industrial (C&I) growth was due to an increase in customers and higher use per customer, predominately from the fabricated metal and metal mining industries.

•
NSP-Minnesota — Higher residential sales growth reflects customer additions, partially offset by lower use per customer. The decline in C&I sales was due to an increase in customers offset by lower use per customer. Decreased sales to C&I customers were led by the manufacturing and services sectors.

•
SPS — Residential sales grew largely due to higher use per customer and customer additions. The increase in C&I sales was due to higher use per customer, and was driven by the oil and natural gas industry in the Permian Basin.

•
NSP-Wisconsin — Residential sales growth was primarily attributable to customer additions, partially offset by lower use per customer. The decline in C&I sales was due to lower use per customer, partially offset by customer additions. The decrease was also driven by declines in the food services and mining sectors.

Weather-normalized Natural Gas Sales Growth

•	Natural gas sales reflect an increase in the number of customers combined with higher customer use.

Electric Margin — Electric revenues and fuel and purchased power expenses are impacted by fluctuations in the price of natural gas, coal and uranium used in the generation of electricity. However, these price fluctuations have minimal impact on electric margin due to fuel recovery mechanisms that recover fuel expenses. In addition, electric customers receive a credit for production tax credits (PTCs) that are generated in a particular period.

Electric revenues and margin:

	Three Months Ended March 31
(Millions of Dollars)	2019	2018
Electric revenues	$2,325	$2,270
Electric fuel and purchased power	(914)	(932)
Electric margin	$1,411	$1,338

Changes in electric margin:

(Millions of Dollars)	Three Months Ended March 31, 2019 vs. 2018
Non-fuel riders	$36
Regulatory rate outcomes (Minnesota, New Mexico, North and South Dakota)	28
Estimated impact of weather (net of Minnesota decoupling)	9
Wholesale transmission revenue (net)	7
Lower purchased capacity costs	6
Implementation of lease accounting standard (offset in interest expense and amortization)	5
Timing of tax reform regulatory decisions (offset in income tax)	(13)
Other (net)	(5)
Total increase in electric margin	$73

Natural Gas Margin — Natural gas expense varies with changing sales and the cost of natural gas. However, fluctuations in the cost of natural gas has minimal impact on natural gas margin due to natural gas cost recovery mechanisms.

Natural gas revenues and margin:

	Three Months Ended March 31
(Millions of Dollars)	2019	2018
Natural gas revenues	$794	$662
Cost of natural gas sold and transported	(479)	(375)
Natural gas margin	$315	$287

Changes in natural gas margin:

(Millions of Dollars)	Three Months Ended March 31, 2019 vs. 2018
Retail rate increase (Colorado)	$12
Estimated impact of weather	11
Infrastructure and integrity riders	5
Transport sales	3
Retail sales growth	2
Conservation revenue (offset by expenses)	(2)
Other (net)	(3)
Total increase in natural gas margin	$28

O&M Expenses — O&M expenses increased $40 million, or 7.2%, for the first quarter of 2019. Significant changes are summarized below:

(Millions of Dollars)	Three Months Ended March 31, 2019 vs. 2018
Distribution	$19
Plant generation	8
Business systems	4
Other (net)	9
Total increase in O&M expenses	$40

•	Distribution expenses were higher due to storms, labor and overtime;

•	Plant generation amounts increased due to the in-servicing of the Rush Creek wind project and the timing of planned maintenance and overhauls; and

•	Business systems costs were higher due to increased service delivery and network costs.

Depreciation and Amortization — Depreciation and amortization increased $50 million, or 13.1%, for the first quarter of 2019.
Increase was primarily driven by the Rush Creek wind project being placed in-service (recovered in riders) and other capital investments and additional amortization of a prepaid pension asset in Colorado related to tax reform settlements.

Taxes (Other than Income Taxes) — Taxes (other than income taxes) increased $5 million, or 3.4%, for the first quarter of 2019. Increase was primarily due to higher property taxes in Colorado and Minnesota (net of deferred amounts).

AFUDC, Equity and Debt — AFUDC decreased $4 million for the first quarter of 2019. The decrease was primarily due to the Rush Creek wind project being placed in-service in 2018, partially offset by the Hale wind project and other capital investments.

Interest Charges — Interest charges increased $18 million, or 10.5%, for the first quarter of 2019. The increase was related to higher debt levels to fund capital investments, partially offset by refinancings at lower interest rates.

Income Taxes — Income tax expense decreased $34 million for the first quarter of 2019 compared with the same period in 2018. Decrease was primarily driven by an increase in plant-related regulatory differences and an increase in wind PTCs and a reversal of a federal valuation allowance. Wind PTCs flow back to customers (recorded as a reduction to revenue) and do not have a material impact on net income. The following table reconciles the difference between the statutory tax rate and the effective tax rate:

	Three Months Ended March 31
	2019	2018	2019 vs 2018
Federal statutory rate	21.0%	21.0%	—%
State tax (net of federal tax effect)	5.0	4.9	0.1
Decreases:
Wind PTCs	(8.6)	(6.0)	(2.6)
Regulatory differences (a)	(5.7)	(1.4)	(4.3)
Other tax credits and allowances (net)	(2.7)	(1.4)	(1.3)
Other (net)	(1.6)	(0.2)	(1.4)
Effective income tax rate	7.4%	16.9%	(9.5)%

(a) Amounts represent differences between regulatory and income tax requirements. Regulatory treatment may result in the recognition or deferral of income tax expense (e.g., AFUDC - Equity, certain deferred taxes, etc.). Xcel Energy utilizes the average rate assumption method (ARAM) to flow back excess deferred taxes related to tax reform. Quarter-over-quarter change primarily relates to deferral of ARAM benefits in 2018, which occurred as a result of pending regulatory decisions.  Treatment of most tax reform items, including ARAM, was established prior to the first quarter of 2019, resulting in a reduction in deferred amounts. Income tax benefits associated with ARAM are largely offset by decreased margins (revenue reductions) and additional prepaid pension asset amortization expense.

Note 3. Xcel Energy Capital Structure, Financing and Credit Ratings

Following is the capital structure of Xcel Energy:

(Millions of Dollars)	March 31, 2019	Percentage of Total Capitalization	Dec. 31, 2018	Percentage of Total Capitalization
Current portion of long-term debt	$2	—%	$406	1%
Short-term debt	1,252	4	1,038	4
Long-term debt	16,118	54	15,803	54
Total debt	17,372	58	17,247	59
Common equity	12,329	42	12,222	41
Total capitalization	$29,701	100%	$29,469	100%

Credit Facilities — As of April 22, 2019, Xcel Energy Inc. and its utility subsidiaries had the following committed credit facilities available to meet liquidity needs:

(Millions of Dollars)	Credit Facility (a)	Drawn (b)	Available	Cash	Liquidity
Xcel Energy Inc.	$1,000	$322	$678	$1	$679
PSCo	700	199	501	1	502
NSP-Minnesota	500	39	461	—	461
SPS	400	150	250	1	251
NSP-Wisconsin	150	23	127	1	128
Total	$2,750	$733	$2,017	$4	$2,021

(a)	Credit facilities expire in June 2021.

(b)	Includes outstanding commercial paper and letters of credit.

Term Loan Agreement — In December 2018, Xcel Energy Inc. renewed its $500 million 364-Day Term Loan Agreement with $250 million outstanding. In February 2019, Xcel Energy borrowed the remaining amount. No additional capacity remains as loans borrowed and repaid may not be redrawn.

As of March 31, 2019, Xcel Energy Inc.’s term loan borrowings were as follows:

(Millions of Dollars)	Limit	Amount Used	Available
Xcel Energy Inc.	$500	$500	$—

Bilateral Credit Agreement — In March 2019, NSP-Minnesota entered into a one year uncommitted bilateral credit agreement for up to $75 million. The credit agreement is limited in use to support letters of credit, and is in addition to NSP-Minnesota’s $500 million facility shown in the table above.

Credit Ratings — Access to the capital markets at reasonable terms is partially dependent on credit ratings. The following ratings reflect the views of Moody’s, S&P Global Ratings, and Fitch.

The highest credit rating for debt is Aaa/AAA and the lowest investment grade rating is Baa3/BBB-. The highest rating for commercial paper is P-1/A-1/F-1 and the lowest rating is P-3/A-3/F-3. A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

As of April 22, 2019, the following represents the credit ratings assigned to Xcel Energy Inc. and its utility subsidiaries:

Credit Type	Company	Moody’s	S&P Global Ratings	Fitch
Senior Unsecured Debt	Xcel Energy Inc.	Baa1	BBB+	BBB+
Senior Secured Debt	NSP-Minnesota	Aa3	A	A+
	NSP-Wisconsin	Aa3	A	A+
	PSCo	A1	A	A+
	SPS	A3	A	A-
Commercial Paper	Xcel Energy Inc.	P-2	A-2	F2
	NSP-Minnesota	P-1	A-2	F2
	NSP-Wisconsin	P-1	A-2	F2
	PSCo	P-2	A-2	F2
	SPS	P-2	A-2	F2

2019 Planned Financing Activity — During 2019, Xcel Energy Inc. plans to issue approximately $75 to $80 million of equity through the DRIP and benefit programs. In addition, Xcel Energy Inc. and its utility subsidiaries issued and anticipate issuing the following debt securities:

Issuer	Security	Amount		Status	Tenor	Coupon
PSCo	First Mortgage Bonds	$400	million	Completed	30 Year	4.05%
Xcel Energy Inc.	Senior Unsecured Bonds	700	million	Pending	N/A	N/A
NSP-Minnesota	First Mortgage Bonds	900	million	Pending	N/A	N/A
PSCo	First Mortgage Bonds	450	million	Pending	N/A	N/A
SPS	First Mortgage Bonds	300	million	Pending	N/A	N/A

Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions and other factors.

Note 4. Rates and Regulation

PSCo — Cheyenne Ridge Wind Certificate of Public Convenience and Necessity (CPCN) — In December 2018, PSCo filed for a CPCN for the 500 megawatt (MW) Cheyenne Ridge self-build wind farm and 65 mile gen-tie line. On April 24, 2019, the CPUC issued their decision which grants a CPCN and:

•	Includes a construction capital asset cap of $743 million (inclusive of AFUDC);

•
Establishes that PSCo will accrue AFUDC on project while under construction and will recover costs associated with Cheyenne Ridge through riders once the project is complete and before it goes into base rates; and

•	Establishes a customer protection mechanism through ongoing reporting on the project.

SPS — New Mexico 2017 Electric Rate Case — In February 2019, SPS and the New Mexico Public Regulation Commission (NMPRC) settled SPS' appeal to the New Mexico Supreme Court regarding NMPRC's order to refund $10.2 million of retroactive tax reform benefits. As a result, the NMPRC issued revised orders eliminating the refund and SPS reversed its previously recorded regulatory liability. Order also increased ROE from 9.1% to 9.56% and the equity ratio from 51% to 53.97%, resulting in an annual base rate increase of $4.5 million (incremental to $8.1 million approved in the initial order). New rates were effective March 11, 2019.

Note 5. Xcel Energy Earnings Guidance and Long-Term EPS and Dividend Growth Rate Objectives

Xcel Energy 2019 Earnings Guidance — Xcel Energy‘s 2019 GAAP and ongoing earnings guidance is a range of $2.55 to $2.65 per share.(a) Key assumptions:

•	Constructive outcomes in all rate case and regulatory proceedings.

•	Normal weather patterns for the remainder of the year.

•	Weather-normalized retail electric sales are projected to be relatively consistent with 2018 levels.

•	Weather-normalized retail firm natural gas sales are projected to be within a range of 0.0% to 1.0% over 2018 levels.

•
Capital rider revenue is projected to increase $115 million to $125 million (net of PTCs) over 2018 levels. PTCs are flowed back to customers, primarily through capital riders and reductions to electric margin.

•	Purchase capacity costs are expected to decline $25 million to $30 million compared with 2018 levels.

•	O&M expenses are projected to decrease approximately 2.0% from 2018 levels.

•
Depreciation expense is projected to increase approximately $120 million to $130 million over 2018 levels. Depreciation expense includes $34 million for the amortization of a prepaid pension asset at PSCo, which is tax reform related and will not impact earnings.

•	Property taxes are projected to increase approximately $15 million to $25 million over 2018 levels.

•	Interest expense (net of AFUDC - debt) is projected to increase $80 million to $90 million over 2018 levels.

•	AFUDC - equity is projected to decrease approximately $20 million to $30 million from 2018 levels.

•	The ETR is projected to be approximately 6% to 8%. The ETR reflects benefits of PTCs which are flowed back to customers through electric margin and will not impact net income.

(a)
Ongoing earnings is calculated using net income and adjusting for certain nonrecurring or infrequent items that are, in management’s view, not reflective of ongoing operations. Ongoing earnings could differ from those prepared in accordance with GAAP for unplanned and/or unknown adjustments. Xcel Energy is unable to forecast if any of these items will occur or provide a quantitative reconciliation of the guidance for ongoing EPS to corresponding GAAP EPS.

Long-Term EPS and Dividend Growth Rate Objectives — Xcel Energy expects to deliver an attractive total return to our shareholders through a combination of earnings growth and dividend yield, based on the following long-term objectives:

•	Deliver long-term annual EPS growth of 5% to 7% off of a 2018 base of $2.43 per share, which represents the mid-point of the original 2018 guidance range of $2.37 to $2.47 per share;

•	Deliver annual dividend increases of 5% to 7%;

•	Target a dividend payout ratio of 60% to 70%; and

•	Maintain senior secured debt credit ratings in the A range.

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended March 31
	2019	2018
Operating revenues:
Electric and natural gas	$3,119	$2,932
Other	22	19
Total operating revenues	3,141	2,951

Net income	$315	$291

Weighted average diluted common shares outstanding	516	509

Components of EPS — Diluted
Regulated utility	$0.65	$0.62
Xcel Energy Inc. and other costs	(0.04)	(0.05)
GAAP and ongoing diluted EPS	$0.61	$0.57

Book value per share	$23.96	$22.73
Cash dividends declared per common share	0.41	0.38